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                                                                    Exhibit 2.06


                           TRADEMARK LICENSE AGREEMENT


      THIS TRADEMARK LICENSE AGREEMENT (the "AGREEMENT") is entered into effective as of _________, 2002 (the "EFFECTIVE DATE"), by and among Celerity Group, Inc., a Delaware corporation ("LICENSOR," formerly known as Kinetics Holdings Corporation), and Kinetic Systems, Inc., a California corporation and Kinetics Biopharm, Inc., a Delaware corporation (each, a "LICENSEE", and collectively, the "LICENSEES").

                                    RECITALS

A. Licensor uses the trademarks and owns applications and registrations as specified in Exhibit A (the "TRADEMARKS").

B. Before the Effective Date, each Licensee was a direct or indirect wholly owned subsidiary of Licensor, and Licensor and the Licensees were all using the Trademarks.

C. Licensor and the Licensees are parties to a Separation Agreement dated the same date as the Effective Date (the "SEPARATION AGREEMENT") and related agreements, pursuant to which Licensees will no longer be subsidiaries of Licensor and the businesses of Licensor and Licensees will be separated.

D. Licensor plans to cease using the Trademarks within one year after the Effective Date (the "TRANSITION PERIOD"), however the Licensees plan to continue to use the Trademarks in connection with design, manufacture and installation of process piping and control systems for use in the manufacturing processes, biotechnology, pharmaceutical, semi-conductor, and fiber optic industries and related products and services (the "SERVICES").

E. The parties desire that each Licensee will have the right to continue use the Trademarks after the Effective Date, and each Licensee will have an option to purchase an assignment of the Trademarks, in accordance with the terms of this Agreement.

      NOW, THEREFORE, in partial consideration for the considerations provided by the parties pursuant to the Separation Agreement and other related agreements referred to therein, the parties agree as follows:

      1. Grant of License. Subject to the terms and conditions of this Agreement, Licensor grants to each Licensee a non-transferable, perpetual, worldwide, royalty-free license to use the Trademarks in connection with the Services. This license shall be exclusive to the Licensees except that Licensor may continue to use the Trademarks during the Transition Period. After the Transition Period, Licensor shall cease all use of the Trademarks and the license shall be exclusive to the Licensees.

      2. Trademark Usage and Attribution. Each Licensee shall, in connection with such Licensee's use of the Trademarks: (i) materially comply with Licensor's reasonable trademark usage guidelines provided to such Licensee; (ii) refer to Licensor as the owner of the Trademarks and use any denotation and attribution trademark symbol and statement reasonably directed by Licensor;
(iii) ensure that the nature and quality of the Services sold and/or rendered by such Licensee in connection with the Trademarks shall conform to industry standards regarding the nature and quality of such Services; (iv) cooperate with Licensor in facilitating Licensor's control of such nature and
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quality of the Services; and (v) comply with all applicable laws and regulations, and obtain all appropriate government approvals pertaining to the sale, rendering, and advertising of the Services.

      3. Ownership. Each Licensee acknowledges the ownership of the Trademarks by Licensor, and each Licensee shall have no rights to the Trademarks other than the rights expressly granted by this Agreement. All use of the Trademarks by each Licensee and goodwill associated therewith shall inure to Licensor's benefit. Each Licensee shall not attack the validity of the Trademarks, and applications or registrations thereof, or Licensor's ownership of the Trademarks. Each Licensee shall assist Licensor as reasonably necessary in the registration and enforcement of Licensor's rights in and to the Trademarks, including recordation of this Agreement. If a Licensee becomes aware of any infringement of a Trademark by a third party, then that Licensee shall promptly notify Licensor.

      4. Option to Purchase. Either Licensee may, by written notice to Licensor purchase the Trademarks, along with the goodwill of the business symbolized by the Trademarks, and the domain name kineticsgroup.com (the "DOMAIN NAME"), from Licensor for payment to the Licensor of one hundred United States dollars (USD $100). The "PURCHASING LICENSEE" shall be the Licensee from which Licensor receives the first written notice. Upon receipt of such written notice by Licensor, the remaining Licensee's option to purchase the Trademarks and Domain Name from Licensor is immediately extinguished. Upon receipt of written notice and payment from the Purchasing Licensee, the provisions of Sections 1, 2, 3, 6, and 7 of this Agreement shall terminate and:

            (a) Licensor shall assign, transfer and convey to Purchasing Licensee all of Licensor's right, title and interest worldwide in and to the Trademarks and the Domain Name, including, without limitation, registered and common law trademark rights, together with the goodwill of the business symbolized by the Trademarks, and, with respect to those Trademarks that are the subject of intent-to-use applications filed with the United States Patent and Trademark Office ("USPTO") pursuant to Section 1(b) of the Trademarks Act, that portion of Licensor's business to which the Trademarks pertain, as well as all pending applications for USPTO and state registration of the Trademarks, all foreign applications and registrations for the Trademarks, all rights appurtenant to the Trademarks under the International Convention for the Protection of Industrial Property and all other international treaties to which the United States is a member, all claims for damages by reason of past infringement of the Trademarks, with the right to sue for and collect the same for Purchasing Licensee's own use and benefit;

            (b) Licensor shall, at Purchasing Licensee's expense, cooperate reasonably with Purchasing Licensee to do all affirmative acts, and to execute all papers that are necessary and/or desirable in connection with the perfection in Purchasing Licensee of the rights assigned under paragraph (a) of this Section, including, without limitation, the execution of separate assignments in connection with such property and the provisions of any international treaty to which the United States is a member;

            (c) Purchasing Licensee shall grant to Licensor a non-transferable, worldwide, royalty-free license to use the Trademarks during the remainder of the Transition Period on terms, restrictions and conditions similar to license terms, restrictions and conditions granted by Licensor to the Licensees hereunder, if such assignment, transfer and conveyance is effected during the Transition Period; and


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            (d) Purchasing Licensee shall grant to the other Licensee an exclusive (subject to any license granted to Licensor pursuant to paragraph (c) of this Section, and subject to the Purchasing Licensee's right to use the Trademarks), non-transferable, perpetual, worldwide, royalty-free license to use the Trademarks on terms, restrictions and conditions similar to license terms, restrictions and conditions granted by Licensor to the Licensees hereunder.

      5. Term. This Agreement will commence as of the Effective Date and will remain in force and effect perpetually thereafter, unless and until terminated in accordance with its terms.

      6. Termination by Licensor. Licensor may terminate this Agreement as against a Licensee immediately by giving notice to such Licensee: (i) if such Licensee commits a material breach of this Agreement and fails to correct such breach within thirty (30) days after receiving written notice from Licensor of such material breach; or (ii) upon the occurrence of any one or more of the following events: (a) if such Licensee shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, country or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or insolvent; (b) if any government agency or court finds that the Services provided by such Licensee are defective in any way, matter or form; (c) if actual or potential adverse publicity or other information about such Licensee's use of a Trademark is such that Licensor, in its sole judgment, believes that Licensor's reputation will be adversely affected.

      7. Termination Obligations. Upon termination of this Agreement by Licensor as against a Licensee, such Licensee shall: (i) immediately discontinue all use of the Trademarks and any term confusingly similar thereto; (ii) cooperate with Licensor or its appointed agent to apply to the appropriate authorities to cancel recording of this Agreement from all government records: (iii) destroy all printed materials bearing the Trademarks in the possession of such Licensee, and (iv) acknowledge that all rights in the Trademarks and the goodwill connected therewith shall remain the property of Licensor.

      8.    General Provisions.

            (a) Assignment. A party may not assign its rights or obligations under this Agreement (including, without limitation, in connection with a sale of all or substantially all of such party's assets), without the express written consent of each of the other parties. Subject to the foregoing, this Agreement will inure to the benefit and bind the successors and permitted assigns of each party.

            (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to or application of, conflict of laws rules or principles.

            (c) Waiver. The waiver of any breach or default will not constitute a waiver of any other right under this Agreement or any subsequent breach or default.

            (d) Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced


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to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

            (e) Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All communications will be sent to the addresses set forth above or to such other address as may be specified by a party to the other parties in accordance with this Section. A party may change its address for notices under this Agreement by giving written notice to the other parties by the means specified in this Section.

            (f) Relationship of the Parties. The parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency among the parties. No party will have the power to bind another party or incur obligations on the another party's behalf without such other party's prior written consent.

            (g) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No modification of this Agreement shall be effective unless in writing and signed by duly authorized representatives of each party.

            (h) Force Majeure. A party shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by a party's employees, or any other similar cause beyond the reasonable control of a party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the Effective Date.

CELERITY GROUP, INC. (formerly known as Kinetics Holdings Corporation)

By: ________________________________

Name:_______________________________

Title: _____________________________


KINETIC SYSTEMS, INC.

By: ________________________________

Name:_______________________________

Title: _____________________________


KINETICS BIOPHARM, INC.

By: ________________________________

Name:_______________________________

Title: _____________________________


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                                    Exhibit A
                                   Trademarks

KINETICS  - U.S. Registration No. 2158214

KINETICS - France Registration No. 657734/96

Ring Design - U.S. Registration No. 2160105

Ring Design - Mexico Registration No. 597345

Water Icon - U.S. Registration No. 2278282

Gas Icon - U.S. Registration No. 2285861

Chemical Icon - U.S. Registration No. 2281909

SAFETY BEGINS WITH ME - common law rights

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